CONSENT OF INDEPENDENT AUDITORS

The Bear Stearns Funds:

We consent to the incorporation by reference in Post-Effective Amendment No. 12 to Registration Statement No. 33-84842 of our report dated May 7, 1997 relating to the Large Cap Value Portfolio, Small Cap Value Portfolio and Total Return Bond Portfolio of The Bear Stearns Funds in the Statement of Additional Information, which is a part of such Registration Statement and to the references to us under the caption "Financial Highlights" in the Prospectuses, which also are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
-------------------------

DELOITTE & TOUCHE LLP
New York, New York
July 2, 1997